Exhibit 99.1

ALGONQUIN POWER & UTILITIES CORP.

EMPLOYEE SHARE PURCHASE PLAN

June 21, 2011

Revised September 14, 2011

ALGONQUIN POWER & UTILITIES CORP.

EMPLOYEE SHARE PURCHASE PLAN

1.	Purpose

1.1	This Employee Share Purchase Plan has been established to enable eligible employees to acquire Shares in Algonquin Power & Utilities Corp. in a convenient and systematic manner, so as to encourage continued employee interest in the operation, growth and development of the Corporation, as well as to provide an additional investment opportunity to employees.

2.	Definitions and Interpretation

2.1	“Algonquin” and “Algonquin Power & Utilities Corp.” means Algonquin Power & Utilities Corp., and any successor or continuing company resulting from the amalgamation of Algonquin Power & Utilities Corp. with any other company or resulting from any other form of corporate reorganization of Algonquin Power & Utilities Corp. and any reference in the Plan to action by the Corporation means action by or under the authority of the Board, the Corporate Governance Committee of the Board or any person or committee that has been designated by the Board as responsible for this Plan.

2.2	“Account” means the account to be established in respect of each Participant as described in Section 7.1.

2.3	“Agency Agreement” means the Agreement referred to in Section 10.2.

2.4	“Agent” means any person, company or firm which may be appointed by the Corporation under Section 10.2 to maintain accounts and to hold Shares as agent for all Participants on the terms set out herein.

2.5	“Board” means the Board of Directors of Algonquin.

2.6	“Compensation” means the regular salary or wages of a Participant received or to be received from the Corporation or a subsidiary of the Corporation for the Participant’s service with respect to a particular Fiscal Year, excluding any overtime, bonuses or other compensation with respect to such Fiscal Year and any Corporation Contributions or other benefits received by the Participant under this Plan.

2.7	“Contributions” means Corporation Contributions and Participant Contributions.

2.8

“Corporation” means Algonquin and such Subsidiaries as may from time to time be designated by the Board as eligible to participate in the Plan (and which have not been designated by the Board as ineligible to participate in the Plan) and their respective successors and assigns so long as they remain Subsidiaries on a consolidated basis or each of them, as applicable.

2.9	“Corporation Contribution” means the amount of money paid by the Corporation under the Plan in respect of a Participant as described in Section 5.

2.10	“Employee” means a regular full-time or part-time employee of the Corporation (provided the average number of weekly hours worked by any part-time employee meets the minimum standards established from time to time by the Corporation for part time employees to qualify for the same employment benefits as full time employees of the Corporation) and for greater certainty does not include employees who have received notice of termination of employment or contract employees.

2.11	“Fiscal Year” means the fiscal year of the employer of the Participant.

2.12	“Independent Broker” means a registered broker which is independent under TSX rules for this purpose.

2.13	“Insider” means an “insider” as defined in the policies of the TSX relating to Securities-Based Compensation Arrangement plans.

2.14	“Non-Active Participant” means a Participant who ceases to contribute to the Plan but who maintains an account balance with the Plan.

2.15	“Participant” means an Employee who has applied and agreed to participate in the Plan on such terms as the Corporation may specify and whose application has been accepted by the Corporation.

2.16	“Participant Contribution” means the amount of money contributed by a Participant in the Plan as described in Section 4.

2.17	“Plan” means this Employee Share Purchase Plan and includes all amendments thereto.

2.18	“Purchase Date” means on or about the first day following the processing of an employee’s biweekly pay and receipt of the contribution file and proceeds by the Agent.

2.19	“Release” means release of a certificate representing Shares under the Plan as described in Sections 8 and 9.

2.20

“Securities-Based Compensation Arrangement” means a stock option, stock option plan, employee stock purchase or ownership plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance, from treasury, of Shares or other securities of the Corporation to one or more Participants, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

2.21	“Share Price” means the volume weighted average trading price of the Shares on the TSX (or, if such Shares are not then listed and posted for trading on the TSX, on such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose by the Board) for the five (5) consecutive trading days immediately preceding the relevant Purchase Date, provided that in the event that such Shares did not trade on any of such trading days, the Share Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on all of such trading days and provided that in the event that such Shares are not listed and posted for trading on any stock exchange, the Share Price shall be the fair market value of such Shares as determined by the Board in its sole discretion.

2.22	“Shares” means common shares in the capital of Algonquin Power & Utilities Corp. as presently constituted or any shares or other securities into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed pursuant to a reorganization.

2.23	“Subsidiary” means a subsidiary as defined in the Canada Business Corporations Act.

2.24	“TSX” means the Toronto Stock Exchange.

2.25	Unless the context requires otherwise, references to the male gender include the female gender, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

2.26	This Plan is established under the laws of the Province of Ontario and rights of all parties and the interpretation of each and every provision of the Plan shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.	Eligibility and Participation

3.1	All Employees are eligible to participate in the Plan, subject to the terms of the Plan. To become a Participant such Employee must complete and sign an application in the form prescribed by the Corporation from time to time and file it with such other officer or employee of the Corporation as may be designated by the Corporation from time to time, and authorize the Corporation in the form prescribed to deduct the Participant Contribution from the Participant’s Compensation. Upon acceptance of such application by the Corporation, such employee shall become a Participant under the Plan.

3.2	The Corporation will provide each Participant with the following:

(a)	a written explanation of the pertinent provisions of the Plan (including amendments thereto applicable to the Participant), together with a written explanation of the rights and duties of a Participant; and

(b)	any other information regarding the Plan required to be provided, and in a manner prescribed, under any applicable laws.

3.3	Participants who are on an approved leave of absence or long-term disability may remain a Participant for a period of one year from the initial date of the leave of absence or from the initial date of qualification under the Corporation’s long-term disability program. In the event that payroll deduction is not available to such Participants during such one-year period, the Participant may make Participant Contributions directly to the Corporation or the Agent, as applicable. If the Employee continues on a leave of absence or long-term disability after such one year period, the Employee’s participation in the Plan shall terminate at the expiry of such one-year period. The Employee may re-apply to participate in the Plan if Employee returns to regular full-time or part-time employment with the Corporation.

4.	Participant Contributions

4.1	A Participant may elect to contribute as the Participant Contribution under the Plan an amount for each regular payroll period. Such election shall initially be made by the Participant by completing, signing and filing with the Corporation the application form in the form prescribed by the Corporation as contemplated by Section 3.1.

4.2	Subject to Section 4.1, a Participant may elect to change the amount of the Participant Contribution in the form prescribed by the Corporation from time to time specifying the new amount which shall thereafter constitute the Participant Contribution. Such a change may be made only once in each Fiscal Year.

4.3	A Participant may elect to suspend the Participant Contribution at any time in the form prescribed by the Corporation from time to time. As of the effective date of such suspension, and until the Participant elects to resume such Participant Contribution in accordance with Section 4.4, the Participant shall be deemed to be a Non-Active Participant.

4.4

A Participant who has suspended the Participant Contribution in accordance with Section 4.3 may elect, in the form prescribed by the Corporation from time to time, to resume making a Participant Contribution at any time which is at least three months subsequent to the effective date of the suspension pursuant to Section 4.3. In the sole discretion of the Corporation, a Participant may resume Participant Contributions pursuant to this Section prior to the expiry of the three month period subsequent to the effective date of the suspension of the Participant Contribution, in the event of leave, lay-off, or disability or such other circumstances as may in the sole discretion of the Corporation be appropriate.

4.5	Subject to the foregoing, the effective date of any initial election, change, suspension or resumption of Participant Contributions under this Section 4 shall be governed by regular payroll input deadlines of the Corporation.

4.6	All Participant Contributions shall be (i) deducted by the Corporation out of each regular payroll payment and shall be retained by or paid to the Corporation, as the case may be, or paid directly by the Participant in accordance with Section 3.3 if applicable, and (ii) applied in accordance with Section 6.1.

5.	Corporation Contributions

5.1	Corporation Contributions as described herein shall be made on each Purchase Date in respect of those Participants who have made a Participant Contribution since the immediately preceding Purchase Date.

5.2	The amount of Corporation Contribution in respect of each Participant on any Purchase Date in any Fiscal Year shall be equal to:

(a)	For Canadian Employees:

20% of the amount of Participant Contributions made by the Participant since the last Purchase Date, in respect of Participant Contributions in such Fiscal Year that, in the aggregate, are equal to or less than $5,000; and

10% of the amount of Participant Contributions made by the Participant since the last Purchase Date, in respect Participant Contributions in such Fiscal Year that, in the aggregate, are in excess of $5,000 but less than or equal to $10,000.

(b)	For U.S. Employees:

15% of the amount of Participant Contributions made by the Participant since the last Purchase Date, in respect of Participant Contributions in such Fiscal Year that, in the aggregate, are equal to or less than $10,000

5.3

Corporation Contributions shall be additional remuneration to the Participant which the Participant directs be retained by or paid to Algonquin Power & Utilities Corp., as the case may be, and applied in accordance with Section 6.1. By participating in the Plan, the Participant acknowledges that the full amount of Corporation Contribution shall be paid and applied on behalf of the Participant in accordance with the Plan and that any income tax or other statutory or other payroll deductions in respect of Corporation Contributions shall be deducted from regular payroll payments to the Participant.

5.4	Subject to Section 9.1, any portion of Shares purchased for a Participant using the proceeds of Corporation Contributions shall not be eligible for sale by the Participant or Release pursuant to Section 8 for a period of one year following the Contribution Date on which such Shares were acquired.

5.5	The Corporation shall also pay administrative costs related to the Plan but shall not pay brokerage or related fees or expenses related to the sale of Shares by the Participant. No interest shall be paid or allocated to Participant Contributions received prior to the applicable Purchase Date.

6.	Purchase, Allocation and Reservation of Shares

6.1	On each Purchase Date:

(a)	all Participant Contributions and Corporation Contributions received since the last Purchase Date shall be paid in full on behalf of the Participants,

(b)	and dividends paid on Shares in the Account of a Participant since the last Purchase Date shall be reinvested,

to purchase Shares for the Participants. At the Corporation’s option, such purchased Shares may be (i) issued to Participants from treasury at the Average Share Price or (ii) acquired on behalf of Participants by purchases through the facilities of the TSX by an Independent Broker for this purpose, in accordance with applicable laws and as set out in Section 6.3 below.

6.2	In the event the Corporation has determined to issue from treasury all or a portion of Shares to be purchased by Participants, including for certainty Shares to be purchased with Corporation Contributions, on a Purchase Date,

(a)	the Corporation shall in writing advise the Corporation’s registrar and transfer agent and, if applicable, the Agent, of such Share issuance and the Share Price for such Shares, showing the number of Shares purchased by each Participant;

(b)	each Participant’s purchased Shares shall be issued by the Corporation from treasury to such Participant at the applicable Share Price; and

(c)	such purchased Shares shall be issued as fully paid and non-assessable Shares in the Corporation.

6.3

In the event that the Corporation has determined that all or a portion of Shares to be purchased by Participants, including for certainty Shares to be purchased with Corporation Contributions, on a Purchase Date shall be acquired by purchases through the facilities of the TSX, the Corporation shall forward to an Independent Broker on or before the Purchase Date the purchase price for such number of Shares to be purchased through the facilities of the TSX that would otherwise have been issued from treasury. In the event that the Contributions in respect of such market purchases is less than the amount required to acquire such Shares in the market through the facilities of the TSX, the Corporation shall contribute the difference, and in the event that the amount required is less than such Contributions, the Corporation. may apply the excess amounts to the cost and expenses of administering the Plan

6.4	The Shares purchased by Participant Contributions and Corporation Contributions respectively in accordance with Section 6.2 or Section 6.3 shall in each case be allocated to the Participants in accordance with the respective Contributions made by, or by the Corporation in respect of, each such Participant. Effective as of the relevant Settlement Date or, in the case of purchases through the facilities of the TSX, as of the date on which the Shares are acquired for the Participant’s Account (which shall be deemed to be the Settlement Date for purposes of the Plan) (and not before), each Participant shall be deemed to be the registered and beneficial owner of such number of Shares as are purchased or issued in accordance with Section 6.2 or Section 6.3 and shall thereafter be entitled to all rights of ownership incidental thereto, including the right to receive dividends and other distributions payable in respect of the Shares and to receive notice of, attend and vote at meetings of holders of Shares

6.5	Dividends on a Participant’s Shares in the Plan shall, for all Participants, be reinvested to purchase additional Shares in the Plan.

6.6	The aggregate number of Shares reserved for issuance from treasury by Algonquin under this Plan shall not exceed 2,000,000 Shares.

7.	Participant Accounts

7.1	The Corporation or, if appointed, the Agent shall maintain an account for each Participant in such a way that the interests of each Participant in the Plan in respect of Participant and Corporation Contributions may be ascertained. Such individual accounts shall be posted periodically. The account will reflect Shares purchased by Participant and Corporation Contributions which have been allocated to such account.

8.	Release of Certificates

8.1

A Participant may, subject to this Section, Section 5.4 and Section 9, elect to receive certificates representing Shares in the Participant’s Account (a “Release”). Such Release shall require not less than seven days prior written notice to the Corporation or, if appointed, the Agent. Except as set out in Section

9 or unless otherwise determined by the Corporation, a Participant may not make more than one such Release from the Account in any six month period.

8.2	Subject to Section 8.1, a Participant who has notified the Corporation or, if appointed, the Agent that the Participant wishes to withdraw the whole or a part of the Shares in the Participant’s Account shall be entitled to receive such Shares computed to the date such notice is received. Participants who wish to withdraw the whole or part of the Shares in their Account shall be able to do so once per quarter. A share certificate representing the appropriate number of Shares, registered in the name of such Participant or such name as the Participant may direct, will be provided to the Participant. If such Participant is withdrawing the entire Account and is entitled to a fraction of a Share upon such Release, an amount equal to the value of such fraction shall be paid to the Participant.

8.3	The Corporation shall arrange to provide statements to Participants describing the particulars of each Release.

9.	Distribution on Termination of Employment

9.1	Upon the termination of employment of any Participant with the Corporation for any reason whatsoever, a Release shall be made in respect of all Shares held in the Participant’s Account. Participants will have 90 days from date of Termination to give directions to the Corporation on how to handle the proceeds from their account; otherwise 9.2 will apply.

9.2	A certificate for such Shares, registered in the name of such Participant or in such name as the Participant may direct, shall be delivered to the Participant. If the Participant is deceased, such certificate shall be delivered to the estate of the Participant. If the Participant shall be entitled to a fraction of such Share upon such termination, the money equal to the value of such fraction shall be paid to such Participant or such Participant’s estate, as applicable. For Participants in the U.S., shares held in their Account shall be sold, and the proceeds delivered to you via mail.

10.	Administration and Appointment of Agent

10.1

The Plan shall be administered by the Corporation in accordance with its provisions. All costs and expenses of administering the Plan, except as otherwise set out in this Plan, will be paid by the Corporation. Participants will be responsible for fees associated with the sale or transfer of shares, including the transaction, brokerage, currency exchange spread, banking, and transfer fees. Applicable fees will be automatically deducted from the proceeds of the transaction, and are set by the Agent. The Corporation may, from time to time, establish administrative rules and regulations relating to the operation of the Plan as it may deem necessary to further the purpose of the Plan and amend or repeal such rules and regulations. The Corporation, in its discretion, may appoint a Committee for the purpose of interpreting, administering and implementing the Plan. The Corporation may also delegate to any director, officer or employee of the Corporation such administrative duties and powers as it may see fit.

10.2	The Corporation may appoint a person, firm or company to serve as the Agent under the Plan. The Corporation and the Agent shall enter into an agreement (the “Agency Agreement”) which shall provide for the application of amounts received to purchase Shares. The Agency Agreement shall provide that the Agent holds such Shares as agent for the Participants in accordance with the Plan. The Agency Agreement shall contain such other terms and provisions, not inconsistent with the Plan, as the Corporation shall approve. The Corporation shall have the right, at any time and from time to time, to remove from office any Agent appointed under the Plan and to appoint another Agent in its stead in accordance with the terms of the Agency Agreement.

11.	Voting of Shares in the Plan

11.1	The Corporation shall furnish each Participant with a copy of a notice of each meeting of shareholders of Algonquin Power & Utilities Corp. and other material sent to holders of Shares.

11.2	A Participant may provide instruction as to the voting of Shares at any meeting at which the holders of Shares are entitled to vote in respect of the number of whole Shares standing to the Participant’s credit in the Participant’s Account.

12.	Insider Participation Limit

12.1	Participants must review and be familiar with the guidelines as set out in the Corporation’s Insider Trading policy.

13.	Amendment or Termination of the Plan

13.1	The Board may at any time and for any reason amend, suspend or terminate in whole or in part, the Plan, or amend the terms as they relate to any Participant, without the approval of the shareholders of Algonquin; provided that the following amendments shall require the approval of the shareholders of Algonquin:

(a)	an increase in the number of Shares reserved for issuance from treasury under the Plan;

(b)	adding additional categories of Participants eligible to participate under the Plan;

(c)	eliminating or decreasing the limitations on Insider participation in Section 14; and

(d)	amending this Section 14.1 to eliminate a matter requiring shareholder approval.

No such amendment or termination can or shall adversely affect the rights of any Participant and his or her existing entitlement to purchase Shares, provided that the purchase of Shares may be terminated by the Board on any Purchase Date if the Board determines that the termination of the Plan is in the best interests of the Corporation and its shareholders.

13.2	Upon termination of the Plan, all Shares held in the Participant’s Account shall be released in full to the Participant by providing to the Participant certificates respecting the Shares, registered in the name of such Participant or such name as the Participant may direct. In the event the Participant shall be entitled to a fraction of a Share upon such termination, the money equal to the value of such fraction shall be paid to such Participant. The Corporation or, if appointed, the Agent shall be entitled to wind-up the Plan in accordance with this Section over such reasonable period of time as will allow for the orderly termination of the Plan.

14.	General Provisions

14.1	The Corporation shall arrange for the distribution to each Participant of a statement of the Participant’s account balances in the Participant’s Account quarterly during each Fiscal Year or such other periodic basis as the Corporation decides from time to time.

14.2	The interest of any Participant in the Plan shall not be assignable either by voluntary assignment or by operation of law except upon death or upon mental incompetency.

14.3	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any employee’s employment with the Corporation. No Employee, Participant or other person shall have any claim or right to participate under the Plan. Participation in this Plan shall not affect the right of the Corporation to terminate the employment of a Participant. Neither any period of notice nor any payment in lieu thereof, or combination thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

14.4	The Company shall not be liable to any Participant for any loss resulting from:

(a)	a decline in the market value of any Shares purchased by the Participant pursuant to the Plan;

(b)	any change in the market price of the Shares between the time the Participant authorized the purchase of the Shares and the time such purchase takes place;

(c)	any dividends paid on the Shares between the time the Participant authorized the purchase of the Shares and the time such purchase takes place; and

(d)	any change in the market price of the Shares between the time any dividends are paid on the Shares and the time a purchase of Shares using those dividends hereunder takes place, where applicable.

14.5	The Plan and the implementation thereof is subject to such governmental and stock exchange approvals or consents that now or in the future are applicable. As a condition of participating in the Plan, each Participant agrees to comply with all laws, rules and regulations which may apply in connection with the Plan and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with such laws, rules and regulations.

14.6	The Corporation may adopt and apply rules that in its opinion will ensure that the Corporation will be able to comply with applicable provisions of any federal, provincial, state or local law relating to withholding of tax, including on the amount, if any, includable in income of a Participant. The Corporation shall have the right in its discretion to satisfy withholding tax liability by retaining or purchasing Shares acquired by a Participant under the Plan.